Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (the “Agreement”), dated as of September 16, 2013, is entered into between ECOtality, Inc., a Nevada corporation (“ECOtality”), and Electric Transportation Engineering Corporation, an Arizona corporation (together with ECOtality, “Borrowers” and each, individually, a “Borrower”), and ECOtality Stores Inc., a Nevada corporation (“Stores”), ETEC North, LLC, a Delaware limited liability company (“North”), The Clarity Group, Inc., a Arizona corporation (“Clarity”), G.H.V. Refrigeration, Inc., a California corporation (“GHV”, together with Stores, North, and Clarity, the “Guarantors”, and together with Borrowers, each a “Credit Party” and collectively, the “Credit Parties”) and Nissan North America, Inc., a California corporation (“Lender”).

WHEREAS, On September 16, 2013 (the “Petition Date”), each Credit Party filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Arizona (the “Bankruptcy Court”) and is continuing to operate its business as a debtor in possession under sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, Borrowers have requested that Lender make available to Borrowers a delayed draw term loan in an amount of up to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Term Loan”), the proceeds of which shall be used by Borrowers to (i) fund Borrowers’ operations until the Sale (as defined below), (ii) to fund $27,000 for the operations of the Operating Subsidiaries and (iii) to pay certain administrative costs necessary to maintain the corporate existence of the Guarantors’ operations, in each case in accordance with the Budget (as defined below).

WHEREAS, Lender is willing to make the Term Loan available to Borrowers upon the terms and subject to the conditions set forth herein, but will not provide any additional funding or credit of any type other than such Term Loan; and

WHEREAS, Lender has agreed to permit Borrowers to transfer the Operating Subsidiary Funds (as defined below) to Stores and Portable Energy de Mexico, S.A. de C.V. (“Portable”, together with Stores, the “Operating Subsidiaries”) to fund operations of the Operating Subsidiaries, and the Administrative Funds (as defined below) to the Guarantors (other than the Operating Subsidiaries) in order to fund the administrative costs necessary to maintain the corporate existence of the Guarantors’ operations and, as such, Guarantors agree and acknowledge that each Guarantor will derive material financial benefit for the making of the Term Loan.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Credit Parties and Lender hereby agree as follows:

I.             DEFINITIONS

1.1     Certain Defined Terms. The following terms have the following meanings:

“Affiliate” means, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. “Affiliate” shall include any Subsidiary.

“Bankruptcy Cases” means each Credit Party’s bankruptcy case filed in the Bankruptcy Court, as jointly administered under In re: _____, filed as Case No. _______.

“Budget” means the budget attached hereto as Exhibit A, depicting on a weekly basis cash revenue, receipts, expenses, disbursements and other information for the four (4) week period following the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived by Lender in its sole discretion.

“Default” means any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

“Environmental Laws” means, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Financing Orders” means the Interim Financing Order and, when applicable, the Final Financing Order.

“Final Financing Order” means the order of the Bankruptcy Court in the Bankruptcy Cases, in form and substance satisfactory to Lender in its sole discretion, approving on a final, non-interim basis the transactions contemplated by this Agreement and the other Loan Documents, and the Liens granted thereunder and the other transactions contemplated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Government Funded Property” means any property of Borrowers purchased or acquired with funds that were reimbursed with federal funds under assistance agreements (Assistance Agreements), including assistance agreements DE-EE0002194 and DE-EE0005501, by and between any of the Borrowers and the United States Department of Energy. For purposes of clarity, Government Funded Property includes real property, equipment, supplies and other tangible personal property acquired for the projects that was paid for, in whole or in part, with federal funding received under the Assistance Agreements. Such property includes property that were, in connection with the Assistance Agreements, either: (1) acquired with non-federal funds and counted as cost-share: or (2) contributed as cost-share. This definition also applies going forward with respect to property acquired or contributed for the projects by the Borrowers after the Petition Date.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

“Interim Financing Order” means the order of the Bankruptcy Court in the Bankruptcy Cases, in form and substance satisfactory to Lender in its sole discretion, approving on an interim basis the transactions contemplated by this Agreement and the other Loan Documents.

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise), making or holding Indebtedness, securities, capital contributions, loans, time deposits, advances, guarantees or otherwise.

“Lien” means any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Loan Documents” means, collectively and each individually, this Agreement, the Note and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Term Loan, as the same may be amended, modified or supplemented from time to time.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business, properties or prospects of any Credit Party, (ii) the rights and remedies of Lender under any Loan Document or any Lien in favor of Lender, (iii) the ability of any Credit Party to perform any of its obligations under any Loan Document, or (iv) the ability of the Borrowers to consummate the Sale on or prior to October 28, 2013.

“Note” means that certain Term Loan Promissory Note, dated as of the Closing Date, delivered by Borrowers to Lender in the principal amount of $1,250,000.

“Obligations” means all present and future obligations under this Agreement, Indebtedness and liabilities of any Credit Party to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, including, without limitation, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of any Credit Party for any reason at any time except for obligations incurred outside this Agreement prior to the Petition Date.

“Permit” means collectively, all licenses, leases, permits, powers, approvals, notifications, certifications, franchises, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals, including but not limited to (i) Environmental Permits, and (ii) any and all other licenses, leases, permits, powers, approvals, notifications, certifications, franchises, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any applicable law.

“Person” means an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Reorganization Milestones” means (a) entry by the Bankruptcy Court of the Sale Procedures Order on or before September 20, 2013, (b) entry by the Bankruptcy Court of the Sale Approval Order on or before October 11, 2013, and (c) closing of the Sale on or before October 28, 2013.

“Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person; (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person; (c) any management fees or payment of any kind to any Affiliate or any Person holding an equity interest in any Credit Party or a Subsidiary of any Credit Party, an Affiliate of any Credit Party or an Affiliate of any Subsidiary of any Credit Party (excluding any salaries or other compensation made to the Credit Parties’ directors, officers and employees pursuant to the Budget); (d) any lease or rental payments to an Affiliate or Subsidiary of Borrowers; or (e) repayments of or debt service on loans or other indebtedness held by any Affiliate or any Person holding an equity interest in any Credit Party or a Subsidiary of any Credit Party, an Affiliate of any Credit Party or an Affiliate of any Subsidiary of any Credit Party.

“Sale” means the sale of substantially all of the Credit Parties’ assets and any interest of the Department of Energy in those assets (or subject to the Department of Energy grant, as such grant may be amended, to Borrowers if it is assumed, assigned and novated in favor of a purchaser) pursuant to the Sale Documents approved by the Bankruptcy Court in the Sale Approval Order pursuant to Section 363 of the Bankruptcy Code.

“Sale Documents” means, collectively, the [Purchase Agreement] and any and all other agreements, documents and certificates executed and delivered in connection therewith.

“Sale Motion” means a motion, in form and substance satisfactory to Lender, filed in the Bankruptcy Cases seeking entry of the Sale Procedures Order and the Sale Approval Order.

“Sale Approval Order” means an order entered by the Bankruptcy Court in the Bankruptcy Cases, in a form and substance satisfactory to Lender, approving the Sale pursuant to the Sale Documents, including the sale of assets in which the Department of Energy may have or assert an interest (or subject to the Department of Energy grant, as such grant may be amended, to Borrowers if the grant is assumed, assigned and novated in favor of the purchaser) and the assumption and assignment of executory contracts and unexpired leases.

“Sale Procedures Order” means an order entered by the Bankruptcy Court in the Bankruptcy Cases, in form and substance satisfactory to Lender, approving the procedures for the Sale and the form of the primary Sale Documents.

“Subsidiary” means, as to any Credit Party, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by any Credit Party or one or more of its Subsidiaries.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

1.2     UCC Terms. All capitalized terms used which are not specifically defined herein shall, to the extent applicable, have meanings provided in Article 9 of the UCC in effect on the date hereof.

II.             ADVANCES, PAYMENT, INTEREST AND COLLATERAL

2.1     Term Loan. Subject to the provisions of this Agreement (including satisfaction of the requirements set forth in Article III), Lender agrees to loan to Borrowers the following amounts (each an “Advance”) by 10:00 a.m. (Pacific time) on the following dates (each an “Advance Date”):

Advance Date	Advance
Closing Date	$500,000
September 25, 2013	$250,000
September 30, 2013	$250,000
October 7, 2013	$250,000

2.2     Maturity. All amounts outstanding and other Obligations shall be due and payable in full on the date (the “Maturity Date”) that is the earlier of (i) any date on which Lender accelerates the maturity of the Term Loan pursuant to Section 8.1 herein, (ii) the date upon which the Interim Financing Order expires if the Final Financing Order has not been entered prior to such date, (iii) the closing of the Sale, and (iv) October 28, 2013.

2.3     Interest; Default Rate. Interest shall accrue on the outstanding principal balance of the Term Loan at a per annum rate equal to five percent (5.0%) (the “Interest Rate”). All interest shall be due and payable on the Maturity Date. Upon the occurrence and during the continuation of an Event of Default, the Interest Rate in effect at such time with respect to the Obligations shall be increased by two percent (2.0%) per annum. All interest and fees hereunder shall be computed on the basis of a year of 365/366 days and for the actual number of days elapsed in each calculation period. In no event shall the interest and other charges paid or agreed to be paid to Lender hereunder exceed the maximum rate permissible under applicable law.

2.4     Promise to Pay; Manner of Payment. Borrowers and, pursuant to the Guarantee (as defined below), the Guarantors absolutely and unconditionally promise to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment. All payments made by any Credit Party shall be made by wire transfer on the date when due, without offset or counterclaim, in United States Dollars, in immediately available funds to such account as may be indicated in writing by Lender to the Credit Parties from time to time. The Term Loan and any Advances may be prepaid in full or in part without penalty or premium. Any amounts paid or prepaid under the Term Loan may not be reborrowed.

2.5     Security Interest

(a)     To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, or otherwise, of the Obligations, each Credit Party hereby grants to Lender a continuing security interest in, a Lien upon, and a right to set off against, and pledges to Lender any and all right, title and interest in and to all assets of each Credit Party including but not limited to the following, whether now owned or existing, or hereafter acquired or arising and including any leasehold interest therein (collectively, and each individually, the “Collateral”), which security interest is intended to be a first priority security interest: (i) all goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, securities accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; (ii) all of each Credit Party’s books and records relating to any of the foregoing; and (iii) any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

(b)     Upon the execution and delivery of this Agreement, upon the entry of the Initial Financing Order, and upon the proper filing of any necessary financing statements, without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens and the interests held by the Department of Energy in certain of the Credit Parties’ assets. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, and/or (ii) in connection with Permitted Liens.

(c)     Notwithstanding the foregoing provisions of this Section 2.5, such grant of a security interest shall not extend to, and the Collateral shall not include the Government Funded Property, except on the following terms and conditions. The Credit Parties grant a first priority lien in their interest in the proceeds of any sale of Government Funded Property. The Credit Parties grant a first priority lien in Debtors’ interest in the Government Funded Property which shall attach and become enforceable only if and when the Department of Energy approves of said lien at the time that (i) there are no third party qualified bids after the expiration of the bid deadline at any 363 sale or foreclosure sale; and (ii) Lender exercises its statutory right to credit bid in the amount or a portion of the Loan at any 363 sale or foreclosure sale. Notwithstanding the existence of any lien on Government Funded Property, any interests of the Department of Energy under federal law, including without limitation any rights under 10 C.F.R. § 600.321, remain on the Government Funded Property.

(d)     Notwithstanding anything herein to the contrary, no Credit Party shall be required to pledge more than sixty-five percent (65%) of the voting capital stock or other equity interest in any of such Credit Party’s Subsidiaries not organized under the laws of any jurisdiction within the United States.

2.6     Collateral Administration

(a)     All of the Credit Parties’ (i) vehicle chargers and vehicle charging network shall suffer no more than forty-eight (48) hours of inoperability in the aggregate prior to the Maturity Date, and (ii) vehicle chargers shall be able to charge customers regardless of their connection to the vehicle charging network, in each case except for chargers which are inoperational due to field service issues, the acts of third parties outside the control of the Borrowers or an act of God such as a natural disaster, lightning or flooding.

(b)     If requested by Lender, each Credit Party shall execute and deliver to Lender formal written assignments of all of such Credit Party’s Accounts weekly or daily as Lender may request.

2.7     Power of Attorney. Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Credit Party (without requiring Lender to act as such) with full power of substitution to do the following: (i) endorse the name of any Credit Party upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to any Credit Party and constitute collections on its Accounts; (ii) execute in the name of any Credit Party any financing statements, schedules, assignments, instruments, documents, and statements that Lender deems necessary or desirable; and (iii) do such other and further acts and deeds in the name of any Credit Party that Lender may deem necessary or desirable to enforce any Account or other Collateral or to perfect Lender’s security interest or lien in any Collateral.

2.8      Use of Proceeds. The proceeds of the Term Loan may be used by Borrowers as set forth in the Budget as follows: (i) to fund Borrowers’ working capital requirements, operating expenses, costs of administration of the Bankruptcy Cases (including professional fees), (ii) to fund the payment of interest accrued on the Term Loan, (iii) to pay compensation to, or reimburse or advance ordinary course expenses incurred or to be incurred by, the executives and employees of Borrower, (iv) to provide to the Operating Subsidiaries no more than $27,000 in excess of the receivables and cash owned by the Operating Subsidiaries but included in the Budget (the “Operating Subsidiary Funds”), and (v) to provide an aggregate amount of no more than $5,000 to the Guarantors (other than the Operating Subsidiaries), which shall be used solely for costs and expenses directly related to pay the administrative costs necessary to maintain the corporate existence of such Guarantors’ business operations (the “Administrative Funds”).

III.           CONDITIONS PRECEDENT

3.1     Conditions to Closing

The obligations of Lender to consummate the transactions contemplated herein and to make the Advance under the Term Loan on the Closing Date (the “Closing Date Advance”) are subject to the satisfaction, in the sole judgment of Lender, of the following:

(a)     the Interim Financing Order shall be in effect and shall not have been reversed, modified, amended or stayed, and no motion seeking a reversal, modification, amendment or stay shall have been filed by any Person that, in Lender’s sole discretion, could result in a Material Adverse Effect;

(b)      the Sale Procedures Order shall have been entered by the Bankruptcy Court and shall not have been reversed, modified, amended or stayed, and no motion seeking a reversal, modification, amendment or stay shall have been filed by any Person that, in Lender’s sole discretion, could result in a Material Adverse Effect;

(c)      the Reorganization Milestones shall have been achieved or are achievable;

(d)      each Credit Party shall have delivered to Lender, all in form and substance satisfactory to Lender, the Loan Documents, each duly executed by an authorized officer of each Credit Party and the other parties thereto;

(e)     Lender shall have received (i) each Credit Party’s formation and organization documents in form and substance acceptable to Lender, and (ii) certificates of the corporate secretary of each Credit Party dated the Closing Date as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance acceptable to Lender;

(f)     Lender shall have received such other documents, certificates, and information as Lender may request, all in form and substance reasonably satisfactory to Lender and its counsel; and

(g)     no Default or Event of Default shall exist on the Closing Date, after giving effect to all of the extensions of credit to be made to Borrowers on the Closing Date.

3.2     Conditions to Each Advance

The obligations of Lender to make any Advance (including the Closing Date Advance) are subject to the satisfaction, in the sole judgment of Lender, of the following additional conditions precedent:

(a)     each of the representations and warranties made by any Credit Party in or pursuant to this Agreement shall be accurate in all material respects, before and after giving effect to such Advance;

(b)      no Default or Event of Default shall have occurred or be continuing or would exist immediately after giving effect to the Advance;

(c)     the Interim Financing Order or, after entry of the Final Financing Order, the Final Financing Order shall be in effect and shall not have been reversed, modified, amended or stayed, and no motion seeking a reversal, modification, amendment or stay shall have been filed by any Person that, in Lender’s sole discretion, could result in a Material Adverse Effect;

(d)      the Sale Procedures Order remains in effect,

(e)     the Reorganization Milestones have been achieved or remain achievable; and

(f)     all of the Loan Documents shall be and remain in full force and effect.

IV.           REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants as of the date hereof, as of the Closing Date and as of the date of each Advance as follows:

4.1     Organization and Authority. Each Credit Party is duly organized, validly existing and in good standing under the laws of its state of formation. Upon the entry of the Financing Orders, each Credit Party (i) has all requisite corporate or entity power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be likely to have a Material Adverse Effect, and (iii) has all requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral.

4.2     Loan Documents. Upon the entry of the Financing Orders, the execution, delivery and performance by each Credit Party of the Loan Documents, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of each Credit Party and have been duly executed and delivered by or on behalf of Borrower; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any Credit Party or any of its properties, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of any Credit Party, or any agreement between any Credit Party and its stockholders, members, partners or equity owners or among any such stockholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which any Credit Party is a party, or by which the properties or assets of any Credit Party are bound; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any Credit Party, and (v) do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. Upon entry of the Financing Orders, when executed and delivered, each of the Loan Documents will constitute the legal, valid and binding obligation of each Credit Party, enforceable against each Credit Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

4.3     Subsidiaries. No Subsidiary or Affiliate of any Credit Party (other than a Borrower) will receive any proceeds of the Term Loan except for (i) the Operating Subsidiary Funds and (ii) the Administrative Funds.

4.4     Properties. Each Credit Party is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of the Collateral, subject to no transfer restrictions or Liens of any kind except for Liens set forth on Schedule 4.4 (“Permitted Liens”).

4.5     Other Agreements. Except as set forth on Schedule 4.5, no Credit Party is a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations.

4.6     Litigation. Except as set forth on Schedule 4.6, there is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against any Credit Party that questions or could prevent the validity of any of the Loan Documents or the right of any Credit Party to enter into any Loan Document or to consummate the transactions contemplated thereby.

4.7     Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, be expected to have a Material Adverse Effect:

(a)     Each Credit Party and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws and Environmental Permits; and (ii) reasonably believes that compliance with all applicable Environmental Laws and Environmental Permits that are or are expected to become applicable to or required by any of them will be timely attained and maintained, without material expense.

(b)     Hazardous Materials are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Credit Party or at any other location which (i) could reasonably be expected to give rise to liability of any Credit Party under any applicable Environmental Law or otherwise result in costs to any Credit Party, or (ii) impair the fair saleable value of any real property owned or leased by any Credit Party.

(c)     There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law or Environmental Permit to which any Credit Party is named as a party that is pending or, to the knowledge of any Credit Party, threatened.

(d)     No Credit Party has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Hazardous Materials.

(e)     No Credit Party has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

4.8     Potential Tax Liability; Tax Returns

(a)     No Credit Party (i) has received any oral or written communication from the Internal Revenue Service with respect to any investigation or assessment relating to such Credit Party directly, or relating to any tax return which was filed on behalf of such Credit Party, (ii) is aware of any year which remains open pending tax examination or audit by the IRS, or (iii) is aware of any information that could give rise to an IRS tax liability or assessment.

(b)     Except as set forth on Schedule 4.8(b), each Credit Party (i) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by any Credit Party, (ii) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that such Credit Party is currently contesting in good faith with adequate reserves under GAAP.

4.9     Financial Statements and Reports. All financial statements and financial information relating to any Credit Party that have been or may hereafter be delivered to Lender by any Credit Party are accurate and complete in all material respects and have been prepared in accordance with GAAP consistently applied with prior periods (except that interim statements do not contain footnotes or year-end adjustments).

4.10     Compliance with Law. Except as set forth on Schedule 4.10, each Credit Party (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to each Credit Party and/or any Credit Party’s business, assets or operations, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect.

4.12     Disclosure. No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of any Credit Party in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by any Credit Party in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading.

4.13     Existing Indebtedness. No Credit Party has any outstanding Indebtedness other than Indebtedness set forth on Schedule 4.13 (“Permitted Indebtedness”).

4.14     Insurance. Each Credit Party has in full force and effect such insurance policies as are customary in its industry.

4.15     Bankruptcy Matters.

(a)       The Bankruptcy Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof.

(b)      Proper notice for the motion seeking approval of this Agreement, the other Loan Documents, and the Financing Orders has been given.

(c)      The Liens securing the Obligations are valid and enforceable, perfected, first-priority Liens on all of the Collateral in favor of Lender.

(d)     Upon and after entry of the Financing Orders, the Obligations will constitute allowed administrative expense claims in the Bankruptcy Cases, having priority over all administrative expense claims and unsecured claims against each Credit Party now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c) 726 (to the extent permitted by Law), 1113, 1114, or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(1) of the Bankruptcy Code.

(e)     Notwithstanding the provisions of Section 362 of the Bankruptcy Code, on the Maturity Date, Lender shall be entitled to immediate payment of all Obligations and to enforce the remedies provided for hereunder or under applicable law, without further application to or order by the Bankruptcy Court.

(f)     Proper notice for (i) the Sale Procedures Motion and (ii) the hearing for the approval of Sale Procedures Motion has been given. The Credit Parties have given on a timely basis all notices required to be given to all parties specified in the Sale Procedure Motion.

V.            AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:

5.1     Budget Comparison; Information. Each Credit Party shall furnish to Lender (i) on the second Business Day of each week after the Closing Date (A) a reconciliation of budgeted amounts set forth in the Budget and actual amounts spent, used or transferred during the Bankruptcy Cases, and (B) a written narrative explanation if actual aggregate disbursements under the Budget during any consecutive two-week period exceed the budgeted disbursements for such two-week period by more than ten percent (10%), and (ii) as soon as available such information, documents, statements, reports and other materials as Lender may request from a credit or security perspective or otherwise from time to time.

5.2     Notice of an Event of Default. Each Credit Party shall promptly notify Lender in writing of any Default or Event of Default, which notice shall specify the nature and status thereof.

5.3     Payment of Obligations. Each Credit Party shall make full and timely indefeasible payment in cash of the principal of and interest on the Term Loan and all other Obligations.

5.4     Conduct of Business; Technical Assistance. Each Credit Party shall engage principally in the same or similar lines of business substantially as heretofore conducted, and maintain operations, including operation of all vehicle charging stations and the charging network, in all jurisdictions in which such operations are currently located in accordance with the terms of Section 2.6 (a) of this Agreement. Each Credit Party shall provide to Lender all documents, manuals, drawings, schematics, data, engineering or technical information, and any other material or work product, in tangible or electronic format, that Lender may request with respect to manufacture or operation of any Credit Party’s vehicle charging stations, charging network, parts, components or any other assets owned or used by any Credit Party in its business, and shall provide Lender with access to all persons involved in the preparation of, or with knowledge regarding, any of the foregoing, in each case as Lender may request.

5.5     Compliance with Legal and Other Obligations. Except as set forth on Schedule 5.5, each Credit Party shall (i) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations unless failure to comply therewith could not reasonably be likely to have a Material Adverse Effect; (ii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform could not reasonably be expected to have a Material Adverse Effect, and (iii) maintain and comply with all Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business.

5.6     Insurance. Each Credit Party shall (i) keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law, and (ii) maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; all of the foregoing insurance policies to (A) be satisfactory in form and substance to Lender in its reasonable discretion, and (B) name Lender as loss payee and/or additional insured thereunder, as applicable.

5.7     Further Assurances. At each Credit Party’s cost and expense, each Credit Party shall take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Lender may request with respect to the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby.

5.8     Collateral Documents; Security Interest in Collateral. Each Credit Party shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender’s perfected first priority Lien on the Collateral (other than Permitted Liens) (and each Credit Party irrevocably grants Lender the right, at Lender’s option, to file any or all of the foregoing), and (ii) defend the Collateral and Lender’s perfected first priority Lien thereon against all claims and demands of all Persons (other than holders of Permitted Liens) at any time claiming the same or any interest therein adverse to Lender, and pay, upon demand on or after the Maturity Date, all reasonable out-of-pocket, third-party costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) in connection with such defense, which shall be added to the Obligations.

5.9     Taxes and Other Charges. All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender’s net income. If any Credit Party shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority: (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, such Credit Party shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender in its reasonable discretion.

5.10     Environmental Laws. Each Credit Party shall comply in all material respects with all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

5.11     Inspection. Each Credit Party will permit representatives of Lender, upon one (1) day’s notice, to be present on such Credit Party’s premises and inspect any of such Credit Party’s operations and assets, to examine and make abstracts or copies from any of such Credit Party’s books and records, to conduct a collateral audit and analysis of such Credit Party’s operations and the Collateral, to verify the amount and age of any Accounts, to verify the identity and credit of the any Account Debtors, to review the billing practices of any Credit Party and to discuss such Credit Party’s affairs, finances and accounts with such Credit Party’s officers, employees and independent public accountants until all Obligations have been paid in full in cash and this Agreement has terminated.

5.12     Reorganization Matters. Each Credit Party shall timely comply with the Reorganization Milestones, it being expressly understood that time is of the essence. Promptly after the sending, receiving or filing thereof, copies of all reports, motions, affidavits, statements and other documents that any Credit Party sends, receives or files in connection with the Bankruptcy Cases, including all correspondence with the Bankruptcy Court, shall be delivered to Lender.

VI.          NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all of the Obligations and termination of this Agreement:

6.1     Permitted Indebtedness. No Credit Party shall create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

6.2     Permitted Liens. No Credit Party shall create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral, except (i) Liens granted in the Loan Documents or otherwise arising in favor of Lender, and (ii) Permitted Liens.

6.3     Investments. No Credit Party, directly or indirectly, shall make any Investment except for such Investments in existence as of the date hereof on the terms and conditions in effect as of the date hereof.

6.4     Restricted Distributions. No Credit Party shall make any Restricted Distribution and Borrowers shall not distribute or transfer any funds to any Guarantor, Portable or any Subsidiary or Affiliate of Borrowers other than (i) the Operating Subsidiary Funds, (ii) the Administrative Funds, and (iii) other Restricted Distributions among the Borrowers in accordance with the Budget.

6.5     Transactions with Affiliates. After the date hereof, no Credit Party shall enter into or consummate any transaction of any kind with any of its Affiliates except as set forth in Section 2.8 of this Agreement and the Budget.

6.6     Material Changes. No Credit Party shall (i) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents, (ii) change its name or change its jurisdiction of organization; or (iii) amend, alter or suspend or terminate or make provisional in any material way, any Permit.

6.7     Truth of Statements. No Credit Party shall furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

6.8     Transfer of Assets. Except pursuant to the Sale Order or in the ordinary course of business, no Credit Party shall sell, lease, transfer, assign or otherwise dispose of any interest in any properties or assets, or agree to do any of the foregoing at any future time.

6.9      Bankruptcy Actions. No Credit Party shall enter into any agreement to return any of its inventory or other Collateral to any of its creditors. No Credit Party shall make (i) payments on account of claims or expenses arising under Section 503(b)(9) of the Bankruptcy Code, (ii) payments in respect of a reclamation program, or (iii) payments in accordance with the Budget under any management incentive plan or on account of claims or expenses arising under Section 503(c) of the Bankruptcy Code. No Credit Party shall obtain, or seek to obtain, any stay on the exercise of the remedies of Lender hereunder under any Loan Document or the Financing Order.

VII.         EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)     Borrowers shall fail to pay any amount on the Term Loan, on any other Obligation or provided for in any Loan Document when due (whether on any payment date or at maturity), or any Guarantor shall fail to pay any amount due pursuant to the Guarantee, on any other Obligation or provided for in any Loan Document when due (whether on any payment date or at maturity);

(b)     any representation, statement or warranty made or deemed made by any Credit Party in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made;

(c)     any Credit Party shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and, except for negative covenants set forth in Article VI, such violation, breach, default or failure is not cured within three (3) Business Days;

(d)     (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any of the Collateral;

(e)     any default (other than as a result of the filing of the Bankruptcy Cases) occurs (i) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of any Credit Party in excess of $100,000, (ii) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which a Credit Party is a party or to which any of its properties or assets are subject or bound under or pursuant to which any Indebtedness in excess of $100,000 was issued, created, assumed, guaranteed or secured, or (iii) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Credit Party and Lender or any Affiliate of Lender (other than the Loan Documents);

(f)     if (i) any Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code, or (ii) any Bankruptcy Case is dismissed;

(g)     if a Chapter 11 trustee or an examiner with enlarged powers relating to the operations of any Credit Party’s business (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) is appointed pursuant to Section 1104 of the Bankruptcy Code in the Bankruptcy Case;

(h)     if any super-priority administrative expense claim or any Lien that is pari passu with or senior to those of Lender is granted to any Person, or the authorization to use cash collateral without the consent of Lender is granted to any Person other than Lender;

(i)     if any Person other than Lender is granted relief from the automatic stay provided for in any Bankruptcy Case, or such automatic stay is otherwise modified, to permit enforcement of rights by such Person with respect to any asset of Borrower that has a value in excess of $25,000;

(j)     if any Credit Party’s shareholders, directors, members or managers shall authorize the liquidation of such Credit Party’s business or assets pursuant to one or more Section 363 sales or otherwise, or shall file any motion under Section 363 of the Bankruptcy Code, other than pursuant to the Sale Documents;

(k)     if any Credit Party shall fail to comply with or perform any of the terms, conditions, covenants or other obligations under the Financing Order;

(l)     the failure of the Closing Date to occur within three (3) Business Days after entry of the Interim Financing Order;

(m)     if any Credit Party fails to achieve any Reorganization Milestone as and when required;

(n)     any assumption or rejection of any executory contract without the prior written consent of Lender;

(o)     the amendment, modification, reversal, revocation, issuance of a stay or order to vacate or supplement the Financing Orders, the Sale Procedures Order, the Sale Approval Order or any other order of the Bankruptcy Court affecting this Agreement, any other Loan Document, the Sale or the transactions contemplated hereby or thereby without the prior written consent of Lender;

(p)     if any Credit Party exceeds, on a rolling two (2) week basis, the Budget by an amount exceeding ten percent (10%) on an aggregate basis without the prior written consent of Lender;

then, and in any such event, notwithstanding any other provision of any Loan Document, Lender may, without notice or demand, do any of the following: (i) terminate its obligations to make Advances hereunder, whereupon the same shall immediately terminate and (ii) elect the Term Loan and/or the Note, all interest thereon and all other Obligations to be due and payable immediately, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Credit Parties.

VIII.        RIGHTS AND REMEDIES AFTER DEFAULT

8.1     Rights and Remedies

(a)     In addition to the acceleration provisions set forth in Article VII above, upon the occurrence and continuation of an Event of Default, Lender (without any further order of, action by or notice to the Bankruptcy Court) shall have the right to exercise any and all rights, options and remedies provided for in the Loan Documents, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Credit Party held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Credit Party might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral are located, or render any of the foregoing unusable or dispose of the Collateral on such premises without any liability for rent, storage, utilities, or other sums, and no Credit Party shall resist or interfere with such action, (vii) at each Credit Party’s expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender, and/or (viii) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its sole discretion, shall have the right, at any time that any Credit Party fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

(b)     Each Credit Party agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to any Credit Party. At any sale or disposition of Collateral, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any Credit Party which right is hereby waived and released. Each Credit Party covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral including but not limited to the Lender’s right to credit bid at any sale of the Collateral whether inside or outside the Bankruptcy Cases. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

8.2     Application of Proceeds. In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting the Credit Parties’ business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, in its reasonable discretion, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, reasonable, out-of-pocket search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) to the payment of all Obligations as provided herein; and (iii) any surplus then remaining to the Credit Parties, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that each Credit Party shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section. Lender shall have the right in its sole discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

IX.          WAIVERS AND JUDICIAL PROCEEDINGS

9.1     Waivers. Each Credit Party hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Each Credit Party hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to any Credit Party in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Borrower’s behalf. In each such case, each Credit Party hereby waives the right to dispute Lender’s action based upon such request or other communication.

9.2     Delay; No Waiver of Defaults. Any single or partial exercise of any provision or right in any Loan Document, or delay, failure or omission on Lender’s part in enforcing any such provision shall not affect the liability of any Credit Party or operate as a waiver of such provision or affect the liability of any Credit Party or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.

9.3     Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

X.            MISCELLANEOUS

10.1     Governing Law; Jurisdiction; Service of Process; Venue. The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of law provisions. Any judicial proceeding against any Credit Party with respect to the Obligations, any Loan Document or any related agreement may be brought in the Bankruptcy Court or, if the Bankruptcy Cases are no longer pending, any federal or state court of competent jurisdiction located in New York, New York. By execution and delivery of each Loan Document to which it is a party, each Credit Party and Lender (i) accept the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waive personal service of process, (iii) agree that service of process upon them may be made by certified or registered mail, return receipt requested, (iv) waive any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agree that this loan was made in New York, that Lender has accepted in New York the Loan Documents executed by the Credit Parties and has disbursed Advances under the Loan Documents in New York. Nothing shall affect the right of any Credit Party or Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against the other party or parties in the courts of any other jurisdiction having jurisdiction. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

10.2     Successors and Assigns; Participations; New Lenders. The Loan Documents shall inure to the benefit of Lender, Transferees (as defined below) and all future holders of the Term Loan, the Note, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons’ other than Lender that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Credit Party. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person’s duty of performance. EACH CREDIT PARTY ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE THE NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS IN CONNECTION WITH THE TERM LOAN OR UNDER ANY LOAN DOCUMENT, THE NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “TRANSFEREE”). Each Transferee shall have all of the rights and benefits with respect to the Term Loan, Obligations, the Note, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, and either Lender or any Transferee may be designated as the sole agent to manage the transactions and obligations contemplated therein. Notwithstanding any other provision of any Loan Document, Lender may disclose to any Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

10.3     Application of Payments. To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under the Bankruptcy Code, common law, equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender. Any payments with respect to the Obligations received as a result of the foregoing provision shall be credited and applied in such manner and order as Lender shall decide in its sole discretion.

10.4     Indemnity. Each Credit Party shall indemnify Lender, its Affiliates and its and their respective shareholders, subsidiaries, managers, members, officers, directors, employees, Affiliates, agents, representatives, successors, assigns, accountants, attorneys and advisors (collectively, the “Indemnified Persons”) from and against any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to any breach of any representation or warranty contained herein or in any Loan Document, or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto other than from the Indemnified Parties’ gross and willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable order). Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. The provisions of this Section 10.4 shall survive the repayment of the Obligations and the termination of this Agreement.

10.5     Notice. Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 10.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon: (i) registered or certified mail, return receipt requested, on the date on which received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

10.6     Severability; Captions; Counterparts; Facsimile Signatures. If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

10.7     Expenses. Upon demand on or after the Maturity Date, each Credit Party shall pay all reasonable, out-of-pocket, third-party costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys’ fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with the Bankruptcy Cases or entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender’s Liens in any of the Collateral, whether through judicial proceedings or otherwise, (iv) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Borrower, (v) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, and/or (vi) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be part of the Obligations. Without limiting the foregoing, each Credit Party shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Note and the filing and/or recording of any documents and/or financing statements.

10.8     Entire Agreement. This Agreement and the other Loan Documents to which Credit Parties are parties constitute the entire agreement between Credit Parties and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by each Credit Party and Lender. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and each Credit Party. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

10.9     Release of Lender. Notwithstanding any other provision of any Loan Document, each Credit Party voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), hereby fully and completely releases and forever discharges the Indemnified Parties and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Parties, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Parties, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, know or unknown, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the Closing Date other than from the Indemnified Parties’ gross and willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable order). Each Credit Party acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrowers the financial accommodations hereunder and has been relied upon by Lender in agreeing to make the Advances.

10.10   Survival. All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by any Credit Party in any Loan Document shall survive the execution and delivery of the Loan Documents, the making of the Advances and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash.

XI.           GUARANTEE

11.1     Guarantee. Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to Lender and its successors, endorsees, transferees and assigns, the prompt and complete payment and performance by Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations. The guarantee set forth in this Article 11 (the “Guarantee”) shall remain in full force and effect until all Obligations shall have been satisfied by payment in full in cash and this Agreement shall have terminated. No payment made by Borrower, any Guarantor, any other guarantor or any other Person, or received or collected by Lender by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations, shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment, remain liable for the Obligations until the Obligations shall have been satisfied by payment in full in cash and this Agreement shall have terminated.

11.2      No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by Lender, no Guarantor shall be entitled to be subrogated to any of the rights of Lender against any other Credit Party or any collateral security or guarantee or right of offset held by Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any other Credit Party in respect of payments made by such Guarantor hereunder.

11.3      Payments To Be Held In Trust. If any amount is paid to any Guarantor on account of subrogation rights or otherwise in violation of this Agreement, such amount shall be held by such Guarantor in trust for Lender, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Lender in the exact form received by such Guarantor (duly indorsed by such Guarantor to Lender, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Lender may determine.

11.4      Amendments, Etc. with respect to Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lender may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Lender shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations.

11.5     Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Lender upon this Guarantee or acceptance of this Guarantee. The Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee, and all dealings between any Borrower and any Guarantor, on the one hand, and Lender, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any Guarantor with respect to the Obligations. Each Guarantor further waives any right of Guarantor to require that an action be brought against Borrowers prior to being brought against such Guarantor, as the same may be amended from time to time. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment (and not a guarantee of collection only) until all amounts owing to Lender by Borrowers on account of the Obligations are paid in full in case and this Agreement shall have terminated, without regard to (i) the validity or enforceability of any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Lender, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Borrowers or any other Person against Lender, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of Borrowers or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Borrowers for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto.

11.6      Reinstatement. The Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Lender.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has duly executed this Credit and Security Agreement as of the date first written above.

BORROWER

ECOTALITY, INC.

By:
Name:
Title:

ELECTRIC TRANSPORTATION ENGINEERING CORPORATION

By:
Name:
Title:

GUARANTORS

ECOTALITY STORES, INC.

By:
Name:
Title:

ETEC NORTH, LLC

By:
Name:
Title:

THE CLARITY GROUP, INC.

By:
Name:
Title:

G.H.V. REFRIGERATION, INC.

By:
Name:
Title:

LENDER

NISSAN NORTH AMERICA, INC.

By:
Name:
Title: